Exhibit 99
EXHIBIT 99
First Franklin Corporation
4750 Ashwood Drive Cincinnati, Ohio 45241
(513) 469-5352 Fax (513) 469-5360
July 24, 2008
Cincinnati, Ohio
First Franklin Corporation (FFHS) Announces Earnings
First Franklin Corporation (FFHS, NASDAQ), the parent of Franklin Savings and Loan Company, Cincinnati, Ohio today announced a net loss of $874,000 ($0.52 per basic share) for the second quarter of 2008 and a loss of $770,000 ($0.46 per basic share) for the six months ended June 30, 2008 after its subsidiary, Franklin Savings, established general and specific loss reserves of approximately $1.36 million on 20 loans and certain real estate owned in its portfolio with a combined book value of approximately $3.29 million. This is in addition to $125,000 in general loan loss reserves which were established during the six months ended June 30, 2008. This compares to net income of $128,000 ($0.08 per basic share) for the second quarter of 2007 and $263,000 ($0.16 per basic share) for the six months ended June 30, 2007. Continuing weakness in the financial and credit markets and deteriorating values in residential and commercial real estate prompted these actions.
Earnings before the $1.36 million loan loss reserve charge were $21,000 for the second quarter of 2008 and $125,000 for the six months ended June 30, 2008.
Franklin Savings has eight locations in Greater Cincinnati. The Corporation’s common stock is traded on the Nasdaq Global Market under the symbol “FFHS”.

CONTACT:	Thomas H. Siemers
President and
CEO (513) 469-5352